Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-198847

Prospectus Supplement No. 9
(To Prospectus filed on November 10, 2014, as supplemented
by Prospectus Supplement No. 1 dated November 12, 2014, Prospectus Supplement No. 2 dated

November 14, 2014, Prospectus Supplement No. 3 dated December 18, 2014, Prospectus Supplement No. 4 dated January 9, 2015, Prospectus Supplement No. 5 dated February 23, 2015, Prospectus Supplement No. 6 dated March 19, 2015, Prospectus Supplement No. 7 dated April 7, 2015, and Prospectus Supplement No. 8 dated April 17, 2015)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 9 supplements the information contained in the Prospectus, dated as of November 10, 2014, as amended by Prospectus Supplement No. 1 dated November 12, 2014, Prospectus Supplement No. 2 dated November 14, 2014, Prospectus Supplement No. 3 dated December 18, 2014, Prospectus Supplement No. 4 dated January 9, 2015, Prospectus Supplement No. 5 dated February 23, 2015, Prospectus Supplement No. 6 dated March 19, 2015, Prospectus Supplement No. 7 dated April 7, 2015, and Prospectus Supplement No. 8 dated April 17, 2015, relating to the resale of up to 53,035,356 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 9 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on April 28, 2015.

You should read this Prospectus Supplement No. 9 in conjunction with the Prospectus. This Prospectus Supplement No. 9 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 9 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 9 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 28, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2015

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-185891	99-0376434
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

200 CambridgePark Drive, Suite 2000
Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Enumeral Biomedical Holdings, Inc. (the “Company”) may use a slide presentation, in whole or in part, from time to time in presentations to potential partners, investors, analysts and others. A copy of the slide presentation is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. A copy of the slide presentation is also available on the Company’s website at www.enumeral.com.

The information in this Item 7.01 of this Current Report on Form 8-K and in the accompanying Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 of this Current Report on Form 8-K and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Enumeral Biomedical Holdings, Inc. April 2015 Overview Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated:	April 28, 2015	By:	/s/ Kevin G. Sarney
			Name:	Kevin G. Sarney
			Title:	Vice President of Finance and Chief
Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Enumeral Biomedical Holdings, Inc. April 2015 Overview Presentation

Exhibit 99.1

THE POWER of HUMAN™ April 2015

Forward Looking S tatements OTC QB: ENUM THIS PRESENTATION CONTAINS FORWARD - LOOKING STATEMENTS THAT ARE BASED ON THE COMPANY’S CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT THE COMPANY AND THE PHARMACEUTICAL INDUSTRY. THE COMPANY MAKES NO REPRESENTATIONS ABOUT THE ACCURACY OF SUCH STATEMENTS ESTIMATES OR PROJECTIONS. FORWARD - LOOKING STATEMENTS ARE INDICATED BY WORDS SUCH AS: MAY, WILL, SHOULD, PREDICT, CONTINUE, PLAN, EXPECT, ANTICIPATE, ESTIMATE, INTEND , BELIEVE, COULD, GOAL OBJECTIVES AND SIMILAR EXPRESSIONS. FORWARD - LOOKING STATEMENTS MAY INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING THE COMPANY’S ANTICIPATED PERFORMANCE, INCLUDING REVENUE AND PROFIT EXPECTATIONS; DEVELOPMENT AND IMPLEMENTATION OF OUR COLLABORATIONS; DURATION; SIZE; SCOPE AND REVENUE ASSOCIATED WITH COLLABORATION PARTNERSHIPS; BENEFITS PROVIDED TO COLLABORATION PARTNERS BY OUR TECHNOLOGY; BUSINESS MIX; REVENUES AND GROWTH IN OUR PARTNER BASE; MARKET OPPORTUNITIES; COMPETING TECHNOLOGIES, INDUSTRY CONDITIONS AND TRENDS; AND REGULATORY DEVELOPMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS DUE TO SUBSTANTIAL RISKS AND UNCERTAINTIES RELATED TO THE COMPANY AND THE BIOPHARMACEUTICAL INDUSTRY IN WHICH THE COMPANY OPERATES. 2

Enumeral Overview 3 Pioneering ‘Human immune system on a chip’ platform that uniquely leverages human cell biology Highly productive and broadly enabling R&D engine Multiple antibody immunotherapies progressing toward the clinic • Technology licensed exclusively from MIT, Harvard • Application validated across multiple disease targets • Achieved strong validation of approach targeting tumor - infiltrating lymphocytes (TILs) • First clinical trial (PD - 1 program) expected in 2016; results expected in 2017 • Up to 4 additional IND filings through 2017

Experienced Leadership T eam 4 John J. Rydzewski Executive Chairman, Co - Founder, Director Arthur H. Tinkelenberg, Ph.D. President & CEO, Co - Founder, Director Kevin G. Sarney Vice President, Finance, & Chief Accounting Officer Isabel Chiu, Ph.D. Vice President, Translational & Clinical Sciences Cokey Nguyen, Ph.D. Vice President, Research & Development Derek Brand Vice President, Business Development Matthew A. Ebert General Counsel

Accomplished Board of Directors 5 John J. Rydzewski Executive Chairman, Co - Founder, Director Arthur H. Tinkelenberg, Ph.D. President & CEO, Co - Founder, Director Barry Buckland, Ph.D. Co - Founder, Co - Chairman, Scientific Advisory Board Allan Rothstein Director Paul J. Sekhri Director Robert L. Van Nostrand Director Daniel Wolfe, Ph.D. Director

6 Enumeral’s Rapidly A dvancing P ipeline 2015 2016 2017 Target Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 PD - 1 Tim3 Lag - 3 OX40 VISTA Undisclosed Screening Screening Screening Screening Preclinical Efficacy Preclinical Efficacy Preclinical Efficacy Preclinical Efficacy Preclinical Efficacy IND Enabling Studies & CMC IND Enabling Studies & CMC IND Enabling Studies & CMC IND Enabling Studies & CMC IND Enabling Studies & CMC IND Filing IND Enabling Studies Phase I Multiple opportunities for co - development partnerships

S trong Near - Term G rowth P otential 7 V alue 2012 2013 2014 2015 2016 2017 Enumeral believes it is well - positioned to achieve significant value - generating milestones x NCI P hase 1 contract x $21.5M financing and public listing x NCI Phase 2 contract x Merck Collaboration x MSKCC and MGH collaborations → Additional corporate partnership (2015) → Initiate IND - enabling studies (2015) → Initiate Phase 1 (2016) → Phase 1 data (2017) → Denotes near - term corporate objectives → Validation of PD - 1 Lead Candidates (2015)

Immunotherapy M arket O pportunity 8 *Citigroup **Bristol Myers Squibb Estimated cancer immunotherapy sales over next decade $35 billion per year (treating up to 60% of cancers*) Yervoy sales (launched in 2011) $1 billion in revenue (year ended June 20, 2014**) Strong interest in new approaches among Big Pharma, especially for antibody approaches Merck, Bristol Myers Squibb, AstraZeneca, Roche leading development; others actively investing in space

Breaking the “Immuno - Oncology C ode ” Proprietary ‘ human immune system on a chip ’ selects best - in - class antibodies and optimal target combinations 9 • Developing pipeline of antibody product candidates modulating Tumor - Infiltrating Lymphocyte (TIL) function • Next - generation checkpoint modulators derived from proprietary target - specific antibody libraries • Opportunity to rationally define combinatorial immunotherapy within oncology, and new uses beyond cancer: inflammation and autoimmunity

Combinatorial Immunotherapy ‘ The N ext Frontier’ • Combination therapies are necessary to drive higher response rates • Little to no data have to inform combinatorial development: – Combinations may yield unique toxicities – There are few biomarkers for complex indication subtypes – Microenvironment complexity - tumor cells, lymphocytes, stroma • By “ breaking the code , ” Enumeral’s researchers apply insights to functional biology at the cellular level to inform rational combinatorial therapy 10

Challenges in I mmunotherapy D evelopment 11 Immune cells are rare in human tissue samples → Difficult to enumerate with current technologies → Enumeral platform provides insights to solve these challenges Figure from Cancer Cell. 2014 Nov 10;26(5):623 - 37. Macrophage IL - 10 Blocks CD8(+) T Cell - Dependent Responses to Chemotherapy by Suppressing IL - 12 Expression in Intratumoral Dendritic Cells. Ruffell B, Chang - Strachan D, Chan V, Rosenbusch A, Ho CM, Pryer N, Daniel D, Hwang ES, Rugo HS, Coussens LM. Mechanisms of action unknown → Targets expressed on many cell types → Agents not active in all cancer types → Patient variability seen in response, side effects, and duration

Human i s B etter Research models poorly predict human response to immunotherapies 12 Conventional Approach Enumeral’s Differentiated Approach Enumeral’s technology enables selection of potential best - in - class candidates using human cells from biopsies ?

Enumeral’s B roadly E nabling P latform 13 84,672 microwells • High - density bio - chip and one - day process • Measures key parameters of function of individual immune cells from patient samples • Uniquely enumerates and rapidly identifies rare immune cells critical to responses • Validates targets and efficiently generates new antibodies Determine cell function through cell secretions Determine cell type and biological function through cytometry R ecover cells of interest and gene sequences important to disease

T arget Validation on TILs 14 Biopsy from colorectal cancer patient; No sorting or enrichment • Enables selection of antibodies targeting the correct cell types • Enables human immunologic annotation of the potential functional advantages of Enumeral’s antibodies early in the development process

PD - 1 Expressed on Many Cells Types Not J ust T Cells • Benefit of immune profiling in tandem with discovery is to identify cell types: – Involved in disease modulation – Selectively targeted by lead mAb candidates 15 Benson et al Blood 2010 NK cells in multiple myeloma patient expressing PD - 1 constitutively

Selecting Antibodies B ased on Functional P roperties : Effector C ell E ngagement 16 Hypothetical output of platform: Testing functional heterogeneity of antibodies* *Patent pending

Functional Heterogeneity: Potential for Best - in - Class P harmacologic and MOA Differentiation 17 Screen 1 - 12 Heavy chain AA sequences from PD1 N= 349 sequences; 28 families of antibodies BMY MRK MDVN • Enumeral proprietary antibody libraries • PD - 1: ~10 months - generation of unprecedented functional diversity compared to other sequences • Potential for strong intellectual property around validated targets

ENUM antibodies demonstrate pM affinity mAb EC 50 246A10 0.020 244C8 0.005 388D4 0.003 413E1 0.013 413D2 0.005 392C5 0.015 Keytruda 0.066 18 Several ENUM mAbs show superior EC 50 vs Keytruda (*Data Provided From Internal Enumeral Tests) 0 0.5 1 1.5 2 2.5 3 3.5 abs (405nm) mAb concentration (M) 388D4 413cE1 413D2 246A10 244C8 392C5 Preclinical Benchmarking*

PD - L1 Suppression A ssay 19 • PBMC - based assay to determine mAb’s ability to disrupt functional suppression by PD - L1 • ENUM candidates compared with : – Activation only – PD - L1 (suppression) – Positive control • ENUM A10 and C8 shown to reverse PD - L1 suppression more effectively than control IFNg secretion (relative to control) N = 5 repetitions for each candidate/condition

PD - 1 Target Physiology: Potential to Solve Q uestions B ased on E x V ivo H uman P rofiling • Are psoriasis, inflammatory bowel disease, or rheumatoid arthritis T cell diseases? • Is the (presumed) IL - 17 or IFN g coming from pathologic T cells? • Is the disease etiology universal or variable across patients? 20 PD - 1 as target beyond oncology Genes Immune Regulation Autoimmune Diseases Environment Caused by vitamin D deficiency and disrupted by leaky gut HLA - DQ, DR, and other genes Gluten, grains, nutritional deficiencies, viruses, bacteria, etc. B T DC Adapted from http://tinyurl.com/lnmtn4k

Enumeral Programs and Goals • Advance first programs into ‘first in man’ testing by end of 2016 • Advance pipeline via platform insights : evaluating PD - 1 and Tim3 on human TILs in CRC cohorts for rational design of next - generation checkpoint modulators • Leverage platform to develop combination strategy to drive co - development partnerships • Multiple corporate partnering discussions ongoing 21 Internal programs focused on PD - 1, Tim3, Lag - 3, OX40, VISTA, and other targets PD - 1 candidates move forward for oncology; Other targets and profiling provide for next programs: combinatorial therapy Advance internal pipeline assets with co - development partners 2015 2016 2017 Target Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 PD - 1 Tim3 Additional Targets IND Enabling Studies & CMC IND Enabling Studies & CMC IND Enabling Studies & CMC Preclinical Efficacy Preclinical Efficacy Phase I

Recent Achievements 22 July 2014 April 2015 December 2014 Raised $21.5M through private placement offering and began public trading on the OTC Markets ( OTCQB:ENUM) Appointments of veteran biotech executives to Board of Directors – • Paul J. Sekhri, President and Chief Executive Officer of Lycera Corp. • Robert L. Van Nostrand, former CFO of OSI Pharmaceuticals Awarded $1M Phase II SBIR contract from the National Cancer Institute for technology development for human immuno - oncology tissue profiling Oncology - focused collaboration with Merck using Enumeral's human approach to measure cellular response to immuno - oncology therapies Established collaboration with Jedd Wolchok’s group at MSKCC as part of NCI Phase II contract Established collaboration with Doug Kwon’s group at MGH/Ragon Institute as part of NCI Phase II contract

Near - Term Corporate Objectives • 2015: – Sign additional corporate partnerships – Achieve key human ex vivo preclinical milestone in lead program (PD - 1) – Commence IND - enabling studies in first program ( with a partner ) – Achieve key human ex vivo preclinical milestones on next programs – Commence screening programs for next two targets • 2016 – IND filing in first program; initiate Phase 1 ( with a partner ) – Next two programs proceed to IND - enabling work – Sign additional corporate partnership 23

THE POWER of HUMAN ™ Common Shares Outstanding 51,607,665 Warrants Outstanding* 24,803,409 Options Outstanding 2,730,963 Burn Rate , Q4 ’14 ($2.7M) Total Debt $0.0M Cash, Cash Equivalents and Marketable Securities** $13.5M 24 OTC QB: ENUM Price: $0.75 Market Cap (4/24/2015) $38.71M Enumeral: uniquely positioned to discover and develop novel ‘best - in - class’ immunotherapies Financials & Capitalization *21,549,510 are exercisable at $2.00 **As of December 31, 2014

THE POWER of HUMAN™ Arthur H. Tinkelenberg, Ph.D. President and CEO arthur@enumeral.com 617 - 500 - 2647